Exhibit 10.1

                                CREDIT AGREEMENT
                                      among

                           MISSISSIPPI POWER COMPANY,
                                  as Borrower,

                                       and

                          THE LENDERS IDENTIFIED HEREIN







                          DATED AS OF OCTOBER 20, 2005



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                                TABLE OF CONTENTS

                                                                          Page


SECTION 1          DEFINITIONS AND ACCOUNTING TERMS.........................1

         1.1.     Definitions...............................................1
         1.2.     Computation of Time Periods and Other
                  Definitional Provisions..................................11
         1.3.     Accounting Terms.........................................11

SECTION 2          LOANS...................................................12

         2.1.     Commitment of the Lenders................................12
         2.2.     [Intentionally Omitted.].................................12
         2.3.     Method of Borrowing for Loans............................12
         2.4.     Funding of Loans.........................................13
         2.5.     Continuations and Conversions............................13
         2.6.     Minimum Amounts..........................................13
         2.7.     Reductions of Commitments................................14
         2.8.     Notes....................................................14

SECTION 3          PAYMENTS................................................14

         3.1.     Interest.................................................14
         3.2.     Prepayments..............................................15
         3.3.     Payment in Full at Maturity..............................15
         3.4.     Unused Fees..............................................15
         3.5.     Place and Manner of Payments.............................16
         3.6.     Pro Rata Treatment.......................................16
         3.7.     Computations of Interest and Fees........................16
         3.8.     Sharing of Payments......................................17

SECTION 4          ADDITIONAL PROVISIONS REGARDING LOANS...................18

         4.1.     Eurodollar Loans.........................................18
         4.2.     Capital Adequacy.........................................19
         4.3.     Compensation.............................................19
         4.4.     Taxes....................................................20
         4.5.     Mitigation; Mandatory Assignment.........................22

SECTION 5          CONDITIONS PRECEDENT....................................22

         5.1.     Closing Conditions.......................................22
         5.2.     Conditions to Mizuho Loans...............................24
         5.3.     Conditions to Revolving Loans............................24

SECTION 6          REPRESENTATIONS AND WARRANTIES..........................25

         6.1.     Organization and Good Standing...........................25
         6.2.     Due Authorization........................................25
         6.3.     No Conflicts.............................................25

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         6.4.     Consents.................................................26
         6.5.     Enforceable Obligations..................................26
         6.6.     Financial Condition......................................26
         6.7.     No Default...............................................26
         6.8.     Indebtedness.............................................26
         6.9.     Litigation...............................................26
         6.10.    Material Agreements......................................26
         6.11.    Taxes....................................................26
         6.12.    Compliance with Law......................................27
         6.13.    ERISA....................................................27
         6.14.    Use of Proceeds; Margin Stock............................27
         6.15.    Government Regulation....................................27
         6.16.    Solvency.................................................27

SECTION 7          AFFIRMATIVE COVENANTS...................................27

         7.1.     Information Covenants....................................27
         7.2.     Preservation of Existence and Franchises.................29
         7.3.     Books and Records........................................29
         7.4.     Compliance with Law......................................29
         7.5.     Payment of Taxes.........................................29
         7.6.     Insurance................................................29
         7.7.     Performance of Obligations...............................29
         7.8.     ERISA....................................................29
         7.9.     Use of Proceeds..........................................30
         7.10.    Audits/Inspections.......................................30
         7.11.    Indebtedness to Capitalization...........................30

SECTION 8          NEGATIVE COVENANTS......................................30

         8.1.     Nature of Business.......................................30
         8.2.     Consolidation and Merger.................................31
         8.3.     Sale or Lease of Assets..................................31
         8.4.     Transactions with Affiliates.............................31
         8.5.     Fiscal Year..............................................31
         8.6.     Liens....................................................31
         8.7.     Loans from SCFC..........................................32

SECTION 9          EVENTS OF DEFAULT.......................................33

         9.1.     Events of Default........................................33
         9.2.     Acceleration; Remedies...................................35
         9.3.     Allocation of Payments after Event of Default............35

SECTION 10         MISCELLANEOUS...........................................36

         10.1.    Notices..................................................36
         10.2.    Right of Set-Off.........................................36
         10.3.    Benefit of Agreement.....................................37

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         10.4.    No Waiver; Remedies Cumulative...........................40
         10.5.    Payment of Expenses, etc.................................40
         10.6.    Amendments, Waivers and Consents.........................40
         10.7.    Counterparts.............................................41
         10.8.    Headings.................................................41
         10.9.    Survival of Indemnification and
                  Representations and Warranties...........................41
         10.10.   Governing Law............................................42
         10.11.   Waiver of Jury Trial.....................................42
         10.12.   Time.....................................................42
         10.13.   Severability.............................................42
         10.14.   Entirety.................................................42
         10.15.   Confidentiality..........................................42
         10.16.   Binding Effect...........................................43
         10.17.   USA PATRIOT Act Notice...................................43
         10.18.   Defaulting Lender........................................43


SCHEDULES

Schedule 1.1(a)   Commitment
Schedule 10.1     Notices


EXHIBITS

Exhibit 1.1(a)             Form of Account Designation Letter
Exhibit 2.3                Form of Notice of Borrowing
Exhibit 2.5                Form of Notice of Continuation/Conversion
Exhibit 2.8(a)             Form of Mizuho Promissory Note
Exhibit 2.8(b)             Form of Revolving Promissory Note
Exhibit 7.1(c)             Form of Compliance Certificate


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




                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT (this "Credit Agreement"), dated as of October 20, 2005, is entered into between MISSISSIPPI POWER COMPANY, a Mississippi corporation (the "Borrower"), AMSOUTH BANK ("AmSouth"), LEHMAN COMMERCIAL PAPER INC. ("Lehman"), MIZUHO CORPORATE BANK, LTD. (together with its successors and assigns, "Mizuho") and WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia");

                                    RECITALS

         WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility and the Lenders are willing to do so on the terms and conditions set forth herein.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   SECTION 1

                        DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

         "Account Designation Letter" means the Notice of Account Designation Letter dated as of the Closing Date from the Borrower to the Lenders substantially in the form attached hereto as Exhibit 1.1(a).

         "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable LIBOR Percentage for Eurodollar Loans.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

         "Applicable LIBOR Percentage" means, at any time, and with respect to all Eurodollar Loans then outstanding and/or Unused Fees, the appropriate applicable percentage corresponding to the Senior Debt Rating in effect from time to time as described below:


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                                         Applicable Percentage
                                         for Eurodollar Loans
                                           on or before the
                                             Maturity Date        Applicable
                Senior Debt                                     Percentage for
                  Rating                                          Unused Fees

I.    > A from S&P                             0.320%                0.100%
      -      Or
          > A2 from Moody's
          -
II.   > A- but < A from S&P                    0.400%                0.120%
      -      Or
          > A3 but < A2 from Moody's
          -
III.  > BBB+ but < A- from S&P                 0.500%                0.135%
      -      Or
          > Baa1 but < A3 from Moody's
          -
IV.   > BBB but < Baa1 from S&P                0.600%                0.160%
      -      Or
          > Baa2 but < Baa1 from Moody's
          -
V.    > BBB but < BBB+ from S&P                0.750%                0.210%
      -      Or
          > Baa3 but < Baa2 from Moody's
          -
VI.  < BBB- from S&P                           1.000%                0.250%
                And
         < Baa3 from Moody's
               Or
         unrated by S&P and Moody's


         Notwithstanding the above, if at any time there is a split in Senior Debt Ratings between S&P and Moody's of one level, the applicable percentage shall be determined by the higher of the two ratings; and if at any time there is a split between S&P and Moody's of two or more levels, the applicable level shall be one level below the higher of the S&P or Moody's rating.

         The Applicable LIBOR Percentages for Eurodollar Loans and Unused Fees shall be determined and adjusted on the date (each a "Calculation Date") on which there is any change in the Senior Debt Rating of the Borrower. Each Applicable LIBOR Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable LIBOR Percentage shall be applicable to all existing Eurodollar Loans as well as any new Eurodollar Loans made. The Borrower shall notify each Lender in writing immediately upon any change in its Senior Debt Rating.

         "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose


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consent is required by Section 10.3(b), and accepted by the Borrower, in substantially the form of Exhibit 10.3(b) or any other form approved by the Borrower).

         "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

         "Base Rate" means, for any day, a simple rate per annum equal to the greater of (a) the Prime Rate for such day or (b) the Federal Funds Rate for such day plus one-half of one percent (.50%).

         "Base Rate Loan" means a Loan which bears interest based on the Base Rate.

         "Borrower" means Mississippi Power Company, a Mississippi corporation, or such other Person as may become the Borrower pursuant to Section 8.2(b)(ii).

         "Borrower Obligations" means, without duplication, all of the obligations of the Borrower to the Lenders, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.

         "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which any Lender specifically or banking institutions generally are authorized or required by law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

         "Calculation Date" has the meaning set forth in the definition of Applicable LIBOR Percentage.

         "Capitalization" means, with respect to the Borrower and its consolidated Subsidiaries (determined on a consolidated basis), without duplication, the sum of (a) the aggregate of (i) the capital stock (but excluding treasury stock and capital stock subscribed and unissued), other equity accounts (including retained earnings, paid-in capital and accumulated other comprehensive income and loss) of the Borrower as the same appears on its balance sheet prepared in accordance with GAAP as of the date of determination and (ii) the principal amount of Trust Preferred Obligations and Junior Subordinated Deferred Interest Debt Obligations; provided that the maturity date of such Trust Preferred Obligations and Junior Subordinated Deferred Interest Debt Obligations is subsequent to the Maturity Date and (b) the amount of all Indebtedness as of the same date.

         "Change of Control" means the failure of The Southern Company, a Delaware corporation, to own more than 51% of the outstanding shares of the capital stock of the Borrower entitled to vote generally for the election of directors of the Borrower.

         "Closing Date" means the date hereof.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

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         "Commitment" means, with respect to each Lender, such Lender's
Commitment as set forth on Schedule 1.1(b) attached hereto (based on such Lender's Commitment Percentage of the Revolving Loan Commitment, and, with respect to Mizuho, the Mizuho Revolving Commitment) and "Commitments" means the sum of the Revolving Loan Commitment plus the Mizuho Revolving Commitment.

         "Commitment Percentage" means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender's name on Schedule 1.1(a) attached hereto, as such percentage may be modified by assignment in accordance with Section 10.3 of this Credit Agreement.

         "Controlled Group" means (a) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder or (b) the group of trades or businesses under common control as defined in
Section 414(c) of the Code and the applicable regulations thereunder, of which the Borrower is a part or may become a part.

         "corporation" includes corporations, partnerships, limited liability companies, associations, companies, statutory trusts and business trusts.

         "Credit Documents" means this Credit Agreement, the Notes and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

         "Debt Rating" means any credit rating of the Borrower by S&P or Moody's.

         "Default" means any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

         "Defaulting Lender" means, at any time, any Lender that, at such time
(a) has failed to make a Loan, (b) has failed to pay to any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

         "Dollars" and "$" means dollars in lawful currency of the United States of America.

         "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
(c) an Approved Fund; and (d) any other Person (other than a natural Person) that (i) has a combined capital and surplus of at least $500,000,000 and (ii) unless a Default or Event of Default has occurred and is continuing, is approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

         "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would


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be deemed to be a member of the same "controlled group" within the meaning of
Section 414(b), (c), (m) and (o) of the Code.

         "Eurodollar Loan" means a Loan bearing interest based on the Adjusted Eurodollar Rate.

         "Eurodollar Rate" means, with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

         "Eurodollar Rate"    =     London Interbank Offered Rate
                                    -----------------------------
                                       1 - Reserve Percentage

         "Event of Default" has the meaning specified in Section 9.1.

         "Federal Funds Rate" means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to any Lender selected by the Borrower on such day on such transactions as determined by such Lender.

         "FPA" means the Federal Power Act, as amended.

         "Fund" shall mean any Person (other than a natural Person) that is, or will be, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

         "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Guaranty Obligations" means, in respect of any Person, any legally enforceable obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person.

         "Indebtedness" means, as to the Borrower and its consolidated Subsidiaries (determined on a consolidated basis), without duplication: (i) all obligations of the Borrower and such Subsidiaries for borrowed money or evidenced by bonds, debentures, notes or similar instruments, including, without limitation, the obligations of the Borrower under the SCFC Notes; (ii) all obligations of the Borrower and such Subsidiaries for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business); (iii) all capital lease obligations of the Borrower and such Subsidiaries; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of the Borrower and such Subsidiaries


                                       5
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(other than stock, partnership interests or other equity interests of the
Borrower and such Subsidiaries in entities other than the Borrower or any of its Subsidiaries) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Guaranty Obligations; and (vi) all non-contingent obligations of the Borrower and such Subsidiaries under any letters of credit or bankers' acceptances. It is understood and agreed that, for the purpose of calculations under Section 7.11, Indebtedness (including Guaranty Obligations) shall not include any (A) Off Balance Sheet Indebtedness existing as of the Closing Date other than obligations of any partnership or joint venture that are recourse to the Borrower or any of its Subsidiaries, (B) refinancing of Off Balance Sheet Indebtedness described in clause (A) above in a principal amount not in excess of that outstanding as of the date of such refinancing, (C) Securitized Storm Bonds, or (D) Trust Preferred Obligations or any Junior Subordinated Deferred Interest Debt Obligations as long as (i) the maturity date of such Trust Preferred Obligations and Junior Subordinated Deferred Interest Debt Obligations is subsequent to the Maturity Date and (ii) such Trust Preferred Obligations and Junior Subordinated Deferred Interest Debt Obligations are fully subordinated in right of payment to the Borrower Obligations; provided, however, that the amount of any mandatory principal amortization or defeasance of Trust Preferred Obligations or Junior Subordinated Deferred Interest Debt Obligations prior to the Maturity Date shall be included in this definition of Indebtedness for such purpose.

         "Interest Payment Date" means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date. In addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then an Interest Payment Date shall also occur on the last day of each three-month period during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

         "Interest Period" means as to Eurodollar Loans, a period of one, two, three, six or, if available to all Lenders, twelve months' duration, as the Borrower may elect and as may be available, or any other period as agreed upon by the Borrower and the Lenders or Mizuho, as applicable, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business
Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

         "Junior Subordinated Deferred Interest Debt Obligations" means subordinated deferrable interest debt obligations of the Borrower or one of its Subsidiaries.

         "Lenders" means AmSouth, Lehman, Mizuho, Wachovia and such other institution that may become Lenders pursuant to Section 10.3.

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

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

         "Loans" means (a) the Revolving Loans and (b) the Mizuho Loans.

         "London Interbank Offered Rate" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower, (b) the ability of the Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder; provided that neither a downgrade in any Debt Rating(s) nor the inability of the Borrower to place commercial paper shall, standing alone, constitute a Material Adverse Effect.

         "Maturity Date" means October 20, 2008; provided that if the Maturity Date as determined hereunder falls on a day that is not a Business Day, such Maturity Date shall be deemed to fall on the next preceding Business Day.

         "Mizuho Fees" has the meaning set forth in Section 3.4(a).

         "Mizuho Loans" means the revolving loans made by Mizuho to the Borrower pursuant to Section 2.1(a).

         "Mizuho Note" means the promissory note of the Borrower in favor of Mizuho evidencing the Mizuho Loans and substantially in the form of Exhibit 2.1(a), as such promissory note may be amended, modified, supplemented or replaced from time to time.

         "Mizuho Revolving Commitment" means Fifty Million Dollars ($50,000,000) (as such amount may otherwise be reduced in accordance with Section 2.7(a)).

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         "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

         "MPSC" means the Mississippi Public Service Commission.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period but only with respect to the period during which such Person was a member of the Controlled Group.

         "Net Tangible Assets" means, as of any date, the total assets shown on the balance sheet of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP less (a) all current liabilities and minority interests and (b) goodwill and other identifiable intangibles.

         "Notes" means the Mizuho Note and the Revolving Loan Notes.

         "Notice of Borrowing" means a request by the Borrower for a Loan (or any continuation or conversion thereof) in the form of Exhibit 2.3.

         "Notice of Continuation/Conversion" means a request by the Borrower for the continuation or conversion of a Loan in the form of Exhibit 2.5.

         "Off Balance Sheet Indebtedness" means any obligation of a Person that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person, including, but not limited to, (a) any synthetic lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing product of such Person, (b) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) and (c) obligations of any partnership or joint venture that is recourse to such Person.

         "Other Taxes" has the meaning set forth in Section 4.4(b).

         "Participation Purchaser" shall have the meaning assigned to such term in Section 10.3(d).

         "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

         "Pension Plan" means any "pension plan" as defined in Section 3(2) of ERISA which is maintained for the employees of the Borrower or any Subsidiary of the Borrower.

         "Person" means any individual, (general or limited) partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

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

         "Plan" means any single-employer plan as defined in Section 4001 of ERISA and to which ERISA applies, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of the Borrower, any Subsidiary of the Borrower or an ERISA Affiliate.

         "Prime Rate" means the per annum rate of interest as publicly announced to be in effect from time to time by Wachovia at its principal office in Charolotte, North Carolina as its "prime commercial lending rate". Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by Wachovia. The Prime Rate is a reference rate used by Wachovia in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

         "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

         "Regulation D, U or X" means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

         "Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

         "Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, an amount equal to the Commitment of such Lender and (b) at any time after the termination of the Commitments, the outstanding amount of Loans owed to such Lender.

         "Reserve Percentage" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against, in the case of Eurodollar Loans, "Eurocurrency Liabilities" (as such term is used in Regulation
D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which include deposits by reference to which the Adjusted Eurodollar Rate is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Loans.

         "Revolving Loan Commitment" means One Hundred Seventy-Five Million Dollars ($175,000,000) as such amount may be otherwise reduced in accordance with Section 2.7.

         "Revolving Loan Notes" means the promissory notes of the Borrower in favor of each Lender evidencing the Revolving Loans and substantially in the form of Exhibit 2.8(b), as such promissory notes may be amended, modified, supplemented or replaced from time to time.

         "Revolving Loans" means the Revolving Loans made by the Lender to the Borrower pursuant to Section 2.1(b).

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

         "SCFC" means Southern Company Funding Corporation, a Delaware corporation, an Affiliate of the Borrower and a wholly-owned Subsidiary of The Southern Company, a Delaware corporation.

         "SCFC Notes" means one or more intercompany notes issued by the Borrower to SCFC in support of commercial paper issued by SCFC on behalf of the Borrower pursuant to that certain Financial Services Agreement, dated as of March 15, 2001, between the Borrower and SCFC.

         "Securitized Storm Bonds" means any bonds, debentures, notes, certificates of participation, certificates of beneficial interest, certificates of ownership or other evidences of indebtedness or ownership that are issued by the Borrower or any of its Subsidiaries or an assignee pursuant to an order issued by the MPSC under legislation passed by the Mississippi state legislature, the proceeds of which are used directly or indirectly to recover, finance or refinance MPSC-approved storm-recovery costs, financing costs and/or costs to replenish the storm-recovery reserve to the level that existed before the applicable storm or storms or such other level as the MPSC may authorize in the applicable storm-recovery financing order, and which are secured by or payable from all rights and interests of the Borrower or its Subsidiaries or successor or assignee under the applicable storm-recovery financing order, including the right to impose, bill, collect and receive storm-recovery charges and to obtain periodic adjustments to such charges as provided in the applicable storm-recovery financing order.

         "Senior Debt Rating" means the long-term senior unsecured, non-credit enhanced debt rating of the Borrower by each of S&P and Moody's.

         "Significant Subsidiary" means a Subsidiary of the Borrower which represents more than 10% of the Borrower's assets on a consolidated basis.

         "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time; unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

         "Taxes" has the meaning set forth in Section 4.4(a).

         "Trust Preferred Obligations" means the subordinated, deferrable interest debt securities of the Borrower, and, without duplication, any related securities issued by a trust or other special purpose entity in connection therewith.

         "Unused Fees" has the meaning set forth in Section 3.4(b).

         "Unused Mizuho Revolving Commitment" means, for any period from the Closing Date to the Maturity Date, the amount by which (a) the average Mizuho Revolving Commitment for such period exceeds (b) the daily average sum for such period of the aggregate principal amount of all Mizuho Loans outstanding.

         "Unused Revolving Loan Commitment" means, for any period from the Closing Date to the Maturity Date, the amount by which (a) the average Revolving Loan Commitment for such period exceeds (b) the daily average sum for such period of the aggregate principal amount of all Revolving Loans outstanding.

1.2. Computation of Time Periods and Other Definitional Provisions. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

1.3. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in
Section 5.1(e)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

                                    SECTION 2

                                      LOANS

     2.1. Commitment of the Lenders.

     (a) Mizuho Loans. Subject to the terms and conditions set forth herein, Mizuho agrees to extend credit to the Borrower on a revolving basis in the form of revolving loans to the Borrower (each, a "Mizuho Loan" and collectively, the "Mizuho Loans"), each, in Dollars, at any time and from time to time, during the period from the Closing Date to the Maturity Date; provided, however, that the sum of the aggregate amount of Mizuho Loans outstanding shall not exceed the Mizuho Revolving Commitment. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow the amount of the Mizuho Revolving Commitment.

     (b) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to the Borrower, in Dollars, at any time and from time to time, during the period from the Closing Date to the Maturity Date (each a "Revolving Loan" and collectively the "Revolving Loans"); provided, however, that (i) the sum of the aggregate amount of Revolving Loans outstanding shall not exceed the Revolving Loan Commitment and (ii) with respect to each individual Lender, the Lender's pro rata share of outstanding Revolving Loans shall not exceed such Lender's Commitment Percentage of the Revolving Loan Commitment. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow the amount of the Revolving Loan Commitment.

     2.2. [Intentionally Omitted.]

     2.3. Method of Borrowing for Loans.

     (a) Mizuho Loans. By no later than 11:00 a.m. (a) on the date of the requested borrowing of Mizuho Loans that will be Base Rate Loans or (b) three Business Days prior to the date of the requested borrowing of Mizuho Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing in the form of Exhibit 2.3 to Mizuho setting forth (i) the amount requested, (ii) whether such Mizuho Loans shall accrue interest at the Base Rate or the Adjusted Eurodollar Rate, (iii) with respect to Mizuho Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (iv) certification that the Borrower has complied in all respects with Section 5.2.

     (b) Revolving Loans. By no later than 11:00 a.m. (a) on the date of the requested borrowing of Revolving Loans that will be Base Rate Loans or (b) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing to each Lender setting forth (i) the amount requested, (ii) each Lender's Commitment Percentage, (iii) whether such Revolving Loans shall accrue interest at the Base Rate or the Adjusted Eurodollar Rate, (iv) with respect to Revolving Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (v) certification that the Borrower has complied in all respects with Section 5.3.

     2.4. Funding of Loans.

     (a) Mizuho Loans. Upon receipt of a Notice of Borrowing, Mizuho shall make the amount of the requested Mizuho Loans available to the Borrower by crediting the account of the Borrower on the books of such office of the Lender prior to 2:00 p.m. (Eastern Time) on the date requested in the Notice of Borrowing.

     (b) Revolving Loans. Upon receipt of a Notice of Borrowing, each Lender shall make its Commitment Percentage of the requested Revolving Loans available to the Borrower by crediting the account of the Borrower on the books of such office of such Lender prior to 2:00 p.m. (Eastern Time) on the date requested in the Notice of Borrowing. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder.

     2.5. Continuations and Conversions. The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit 2.5, in compliance with the terms set forth below, (b) except as provided in Section 4.1, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (d) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (i) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to Mizuho or the Lenders, as applicable, which shall set forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

     2.6. Minimum Amounts. Each request for a Loan or a conversion or continuation hereunder shall be subject to the following requirements: (a) each Eurodollar Loan shall be in a minimum of $1,000,000 (and in integral multiples thereof), (b) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and in integral multiples thereof) or the remaining amount available to be borrowed and (c) no more than ten Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Loans with the same Interest Periods shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Loans.

     2.7. Reductions of Commitments.

     (a) Mizuho Revolving Commitment. Upon at least three Business Days' prior written notice to Mizuho, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Mizuho Revolving Commitment, at any time or from time to time; provided that (a) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples thereof above such amount and (b) no reduction shall be made which would reduce the Mizuho Revolving Commitment to an amount less than the sum of the then outstanding Mizuho Loans. Any reduction in (or termination of) the Mizuho Revolving Commitment shall be permanent and may not be reinstated.

     (b) Revolving Loan Commitment. Upon at least three Business Days' prior written notice to each Lender, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Loan Commitment, at any time or from time to time; provided that (a) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples thereof above such amount, and (b) no reduction shall be made which would reduce the Revolving Loan Commitment to an amount less than the then outstanding Revolving Loans. Any reduction in (or termination of) the Revolving Loan Commitment shall be permanent.

     2.8. Notes. The Loans made by the Lenders shall be evidenced by the Notes. The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note in respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

                                   SECTION 3

                                    PAYMENTS

     3.1. Interest.

     (a) Interest Rate.

          (i) All Base Rate Loans shall accrue interest at the Base Rate.

          (ii) All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.

     (b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then a per annum rate equal to the rate for the Loans that are Base Rate Loans plus two percent (2%) per annum).

     (c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

     3.2. Prepayments.

     (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to Mizuho or each Lender, as applicable, and any prepayment of Eurodollar Loans will be subject to Section 4.3; and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $500,000. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied first to Base Rate Loans, and then to Eurodollar Loans in direct order of Interest Period maturities.

     (b) Mandatory Prepayments.

          (i) If at any time the amount of Mizuho Loans outstanding exceeds the Mizuho Revolving Commitment, the Borrower shall immediately make a principal payment to Mizuho in the manner and in an amount such that the sum of the aggregate amount of Mizuho Loans outstanding is less than or equal to the Mizuho Revolving Commitment.

          (ii) If at any time the amount of Revolving Loans outstanding exceeds the Revolving Loan Commitment, the Borrower shall immediately make a principal payment to each Lender in the manner and in an amount such that the sum of the aggregate amount of Revolving Loans outstanding is less than or equal to the Revolving Loan Commitment.

          (iii) Any prepayments made under this Section 3.2(b) shall be subject to Section 4.3 and shall be applied first to Base Rate Loans, and then to Eurodollar Loans in direct order of Interest Period maturities.

     3.3. Payment in Full at Maturity. On the Maturity Date, the entire outstanding principal amount owing under the Credit Documents, together with accrued but unpaid interest and all other sums owing under the Credit Documents shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.

     3.4. Unused Fees.

     (a) In consideration of the Mizuho Revolving Commitment being made available by Mizuho hereunder, the Borrower agrees to pay to Mizuho a per annum fee equal to the Applicable LIBOR Percentage for Unused Fees multiplied by the then applicable Unused Mizuho Revolving Commitment (the "Mizuho Fees").

     (b) In consideration of the Revolving Loan Commitment being made available by the Lenders hereunder, the Borrower agrees to pay to each Lender a per annum fee equal to the Applicable LIBOR Percentage for Unused Fees multiplied by the then applicable Unused Revolving Loan Commitment (together with the Mizuho Fees, the "Unused Fees").

     (c) The accrued Unused Fees shall be due and payable in arrears fifteen days after the end of each fiscal quarter of the Borrower for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date, as well as on the Maturity Date.

     3.5. Place and Manner of Payments. All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be made and received not later than 2:00 p.m. on the date when due, in Dollars and in immediately available funds, by each Lender, as applicable, without setoff, deduction, recoupment, defense or counterclaim, at such Lender's principal offices. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to each Lender, the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, such Lender shall apply such payment in such manner as it reasonably determines in its sole discretion). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that, in the case of Eurodollar Loans (or interest payable with respect thereto), if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

     3.6. Pro Rata Treatment. Except to the extent otherwise provided herein, all Revolving Loans, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Unused Fees with respect to the Unused Revolving Loan Commitment, each reduction of the Revolving Loan Commitment and each conversion or continuation of any Revolving Loans shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages; provided that, in the event that any amount paid to any Lender pursuant to this Section 3.6 is rescinded or must otherwise be returned to the Borrower, each Lender shall, upon the request of the Borrower, repay to the Borrower the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Borrower until the date the Borrower receives such payment at a rate per annum equal to the Federal Funds Rate.

     3.7. Computations of Interest and Fees.

     (a) Except for Base Rate Loans bearing interest based on the Prime Rate, on which interest shall be computed on the basis of a 365 or 366 day year, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

     (b) It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.


     3.8. Sharing of Payments. Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker's lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored, together with its pro rata share of any interest required to be paid by the Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Borrower or any other Lender an amount payable by such Lender to the Borrower or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Borrower or such other Lender, at a rate per annum equal to the Federal Funds Rate.

                                    SECTION 4

                      ADDITIONAL PROVISIONS REGARDING LOANS

     4.1. Eurodollar Loans.

     (a) Unavailability. In the event the Required Lenders shall have determined in good faith (i) that Dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market, or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Required Lenders shall, as soon as practicable thereafter, give written notice of such determination to the Borrower. In the event of any such determination under clauses (i) or (ii) above, until the Required Lenders shall have advised the Borrower that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans and (B) any request by the Borrower for conversion into or continuation of Eurodollar Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans.

     (b) Change in Legality.

               (i) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower, such Lender may:

                    (A) declare that Eurodollar Loans, and conversions to or
               continuations of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall be, as to such Lender only, deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

                    (B) require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

     In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

     (c) Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan because of any change since the date of this Credit Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate), then the Borrower shall pay to such Lender within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

     Each determination and calculation made by such Lender under this Section
4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.

     4.2. Capital Adequacy. If, after the date hereof, any Lender has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (or parent corporation's) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's (or parent corporation's) policies with respect to capital adequacy), then the Borrower shall pay to such Lender within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, such additional amount or amounts as will compensate such Lender for such reduction. Each determination by such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

     4.3. Compensation. The Borrower shall compensate each Lender, within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain:

     (a) if for any reason (other than a default by the Lender) a borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing;

     (b) if any payment, prepayment, continuation or conversion of any Eurodollar Loan occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Section 4);

     (c) if the Borrower fails to repay its Eurodollar Loans when required by the terms of this Credit Agreement; or

     (d) if the Borrower elects to cause a mandatory assignment of such Lender's Commitment pursuant to Section 4.5.

     Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though that Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3. Each determination and calculation hereunder shall be in good faith and shall be conclusive absent manifest error.

     4.4. Taxes.

     (a) Tax Liabilities Imposed on a Lender. Any and all payments by the Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on any Lender by the jurisdiction under the laws of which such Lender is organized or transacting business or any political subdivision thereof (all such non-excluded taxes, being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) the Borrower shall deliver to such Lender evidence of such payment to the relevant Governmental Authority.

     (b) Other Taxes. In addition, the Borrower agrees to pay, upon written notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement (collectively, the "Other Taxes").

     (c) Refunds. If a Lender shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a "Refund") from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which the Borrower has paid, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 4.4, it shall promptly notify the Borrower in writing of the availability of such Refund and shall, within 30 days after receipt of written notice by the Borrower make a claim to such Governmental Authority for such Refund at the Borrower's expense if, in the judgment of such Lender, the making of such claim will not be otherwise disadvantageous to it; provided that nothing in this subsection (c) shall be construed to require any Lender to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.

     If a Lender receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to the Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by the Borrower under this Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender with respect to such Refund) of such Lender and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that the Borrower, upon the request of such Lender agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender in the event such Lender is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(c) shall require any Lender to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

     (d) Foreign Lender. Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Credit Agreement) that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either (1) Form W-8BEN of the United States Internal Revenue Service, or a successor applicable form, entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes or (2) Form W-8ECI of the United States Internal Revenue Service, or a successor applicable form, relating to all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes and, if applicable, (B) an Internal Revenue Service Form W-8 or W-9 entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower and (2) appropriate under then current United States laws or regulations. Upon the reasonable request of the Borrower, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrower a certificate to the effect that it is such a "United States person."

If and for any period during which the provisions of this Section 4.4(d) are not satisfied by or with respect to any such Lender, no provision of this Credit Agreement shall require the Borrower to indemnify with respect to any resulting withholding of United States taxes imposed on or with respect to such Lender as a result of such noncompliance for the periods to which such noncompliance relates, unless such noncompliance is directly attributable to a change in a law, rule or regulation issued by a Governmental Authority which results in the inability of such Lender to provide such form. Each such Lender shall indemnify and hold harmless (on an after-tax basis) the Borrower against any claim for United States withholding taxes which the Borrower fails to withhold on payments to such Lender as a direct result of the invalidity of any form provided to the Borrower by such Lender pursuant to this Section 4.4(d).

     4.5. Mitigation; Mandatory Assignment. Each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Lender, such efforts would be likely to have an adverse effect upon it. In the event (a) a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4 or (b) a Lender is a Defaulting Lender, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Borrower under Section 10.3(b) and any expense pursuant to Section 4) and in its sole discretion, require any such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 10.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4. In the event any assigning Lender fails to promptly execute the agreements required under Section 10.3(b) in connection with an assignment pursuant to this Section 4.5, the Borrower may, upon one (1) Business Day's prior notice to such assigning Lender, execute such agreements on behalf of such assigning Lender.



                                   SECTION 5

                              CONDITIONS PRECEDENT

     5.1. Closing Conditions. The obligation of the Lenders to enter into this Credit Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date (in form and substance acceptable to the Required Lenders):

     (a) Executed Credit Documents. Receipt by the Lenders of duly executed copies of (i) this Credit Agreement and (ii) the Notes.

     (b) No Default; Representations and Warranties. Receipt by each Lender of a certificate of an officer of the Borrower stating that, as of the Closing Date,
(i) there exists no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

     (c) Opinion of Counsel. Receipt by the Lenders of an opinion, or opinions, satisfactory to the Required Lenders, addressed to the Lenders from legal counsel to the Borrower.

     (d) Corporate Documents. Receipt by the Lenders of the following:

          (i) Charter Documents. Copies of the Borrower's charter or formation documents certified by the secretary or an assistant secretary of the Borrower to be true and correct as of the Closing Date.

          (ii) Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

          (iii) Resolutions. Copies of resolutions of the Board of Directors of the Borrower approving and adopting the Credit Documents to which it is a party and the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.

          (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of its incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect.

          (v) Incumbency. An incumbency certificate of the Borrower, certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

     (e) Financial Statements. Receipt by each Lender of (i) the consolidated audited financial statements of the Borrower dated as of December 31, 2004, including balance sheets and income and cash flow statements, in each case audited by independent public accountants of recognized standing and prepared in accordance with GAAP; and (ii) the consolidated unaudited quarterly financial statements of the Borrower dated as of March 31, 2005 and June 30, 2005.

     (f) Fees and Expenses. Payment by the Borrower of all fees and expenses owed by it to the Lenders.

     (g) Material Adverse Effect. No event or condition shall have occurred since the date of the latest 1934 Act Document (as defined in subsection (h) below) that has had or would be likely to have a Material Adverse Effect.

     (h) Litigation. Except as disclosed in the Borrower's Annual Report on Form 10-K for the year ended December 31, 2004, the Borrower's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and in any Current Report on Form 8-K (collectively, the "1934 Act Documents") filed by the Borrower between December 31, 2004 and the Closing Date, there shall not exist any action, suit, investigation or proceeding, nor shall any action, suit or investigation be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that materially adversely affects the Borrower or any transaction contemplated hereby or the ability of the Borrower to perform its obligations under the Credit Documents.

     (i) Account Designation Letter. The Lenders shall have received the executed Account Designation Letter.

     (j) Other. Receipt by each Lender of such other documents, instruments, agreements or information as reasonably requested by the Lenders.

     5.2. Conditions to Mizuho Loans. In addition to the conditions precedent stated elsewhere herein, Mizuho shall not be obligated to make any Mizuho Loan hereunder unless:

     (a) Request. The Borrower shall have timely delivered a duly executed and completed Notice of Borrowing to Mizuho in conformance with all the terms and conditions of this Credit Agreement, and the delivery of such Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) below;

     (b) Representations and Warranties. The representations and warranties made by the Borrower in the Credit Documents are true and correct in all material respects at and as if made as of the date of the funding of the requested Mizuho Loans provided that this Section 5.2(b) shall not apply to the representations set forth in (A) Sections 6.6, 6.8 and 6.9 and (B) if the date of the proposed borrowing is after February 8, 2006, the first sentence of Section 6.15; and

     (c) No Default. On the date of the funding of the requested Loans, no Default or Event of Default has occurred and is continuing or would be caused by making the Mizuho Loan, including, without limitation, the restrictions on (i) the amount of Mizuho Loans that may be outstanding as set forth in Section 2.1 and (ii) the use of proceeds set forth in Section 7.9.

     5.3. Conditions to Revolving Loans. In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any Revolving Loans hereunder unless:

     (a) Request. The Borrower shall have timely delivered a duly executed and completed Notice of Borrowing to each Lender in conformance with all the terms and conditions of this Credit Agreement, and the delivery of such Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) below;

     (b) Mizuho. The Mizuho Revolving Commitment must be fully utilized or terminated.

     (c) Representations and Warranties. The representations and warranties made by the Borrower in the Credit Documents are true and correct in all material respects at and as if made as of the date of the funding of the requested Revolving Loans; provided that this Section 5.3(c) shall not apply to the representations set forth in (A) Sections 6.6, 6.8 and 6.9 and (B) if the date of the proposed borrowing is after February 8, 2006, the first sentence of
Section 6.15; and

     (d) No Default. On the date of the funding of the requested Revolving Loans, no Default or Event of Default has occurred and is continuing or would be caused by making the requested Revolving Loans, including, without limitation, the restrictions on (i) the amount of Revolving Loans that may be outstanding as set forth in Section 2.1 and (ii) the use of proceeds set forth in Section 7.9.


                                   SECTION 6

                         REPRESENTATIONS AND WARRANTIES

     The Borrower hereby represents and warrants to the Lenders that:

     6.1. Organization and Good Standing. The Borrower and each Significant Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

     6.2. Due Authorization. The Borrower has the requisite corporate power and authority and is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for (in respect of all Loans made hereunder on or prior to each date on which this representation and warranty is made or deemed made).

     6.3. No Conflicts. Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its certificate or articles of incorporation or bylaws, (b) violate, contravene or materially conflict with any law (including, without limitation, PUHCA), regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

     6.4. Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained except for an order or orders of the MPSC and/or the Federal Energy Regulatory Commission, which order or orders will be obtained (if required) prior to, and will be in effect on, the date of any Loans hereunder.

     6.5. Enforceable Obligations. This Credit Agreement and the other Credit Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

     6.6. Financial Condition. The financial statements provided to the Lenders as described in Section 5.1(e): (a) fairly present the financial condition and operations of the Borrower as of the date thereof and (b) were prepared in accordance with GAAP.

     6.7. No Default. No Default or Event of Default presently exists.

     6.8. Indebtedness. As of the Closing Date, the Borrower and its Subsidiaries have no Indebtedness except as disclosed in the financial statements referenced in Section 5.1(e) and as otherwise incurred in the ordinary course. Set forth on the Borrower's Annual Report on Form 10-K for the year ended December 31, 2004 and the Borrower's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 is a specific description of all material Off Balance Sheet Indebtedness of the Borrower and its Subsidiaries as of the periods covered thereby.

     6.9. Litigation. Except as disclosed in the Borrower's Annual Report on Form 10-K for the year ended December 31, 2004, in the Borrower's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and in any Current Report on Form 8-K filed by the Borrower between December 31, 2004 and the Closing Date, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or a Significant Subsidiary, in which there is a reasonable possibility of an adverse decision which has had or would be reasonably expected to have a Material Adverse Effect.

     6.10. Material Agreements. The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default has had or would be reasonably expected to have a Material Adverse Effect.

     6.11. Taxes. The Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) which are not yet delinquent or
(b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrower is not aware of any proposed material tax assessments against it.

     6.12. Compliance with Law. The Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply would not have a Material Adverse Effect.

     6.13. ERISA. (a) No Reportable Event has occurred and is continuing with respect to any Plan; (b) no Plan has an accumulated funding deficiency determined under Section 412 of the Code; (c) no proceedings have been instituted, or, to the knowledge of the Borrower, planned to terminate any Plan;
(d) neither the Borrower, nor any member of a Controlled Group, nor any duly-appointed administrator of a Plan has instituted or intends to institute proceedings to withdraw from any Multiemployer Pension Plan (as defined in Section 3(37) of ERISA); and (e) each Plan has been maintained and funded in all material respects with its terms and with the provisions of ERISA applicable thereto.

     6.14. Use of Proceeds; Margin Stock. The proceeds of the Loans hereunder
(a) will be used solely for the purposes specified in Section 7.9 and (b) will not be used (i) in a manner that would cause a violation of Regulation U or Regulation X or (ii) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

     6.15. Government Regulation. The Borrower is a Subsidiary of a registered "holding company" within the meaning of that term under PUHCA. The Borrower is a "public utility" within the meaning of that term under FPA. The Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

     6.16. Solvency. The Borrower is solvent. For purposes of the preceding sentence, "solvent" means (a) the fair saleable value (on a going concern basis) of the Borrower's assets exceed its liabilities, contingent or otherwise, fairly valued, (b) the Borrower will be able to pay its debts as they become due and
(c) upon paying its debts as they become due, the Borrower will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations.

                                   SECTION 7

                              AFFIRMATIVE COVENANTS

     The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

     7.1. Information Covenants.

     The Borrower will furnish, or cause to be furnished, to each Lender:

     (a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such fiscal year, together with related statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lenders and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to going concern.

     (b) Quarterly Financial Statements. As soon as available, and in any event within 55 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such fiscal quarter, together with related statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lenders, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

     (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower, substantially in the form of
Exhibit 7.1(c), (i) demonstrating compliance with the financial covenant contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

     (d) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders; provided that the Borrower shall not be required to send copies of its filings pursuant to PUHCA so long as the Borrower provides the Lenders with a list of such filings on a quarterly basis.

     (e) Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to each Lender immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to the Borrower: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower which, if adversely determined, is likely to have a Material Adverse Effect, (B) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by the Borrower of potential liability or responsibility for, violation or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect or (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower or any of its ERISA Affiliates, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan.

     (f) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as any Lender may reasonably request.

     (g) Electronic Delivery. The Borrower's obligation to provide financial statements or other information to the Lenders pursuant to this Section 7.1 shall be deemed satisfied if and to the extent (i) such financial statements or other information shall be available to the Lenders via the Internet or e-mail; and (ii) the Borrower shall have notified the Lenders of such availability.

     7.2. Preservation of Existence and Franchises. The Borrower will, except as permitted by Section 8.2, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

     7.3. Books and Records. The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

     7.4. Compliance with Law. The Borrower will comply with all laws, rules, regulations and orders, and all restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect.

     7.5. Payment of Taxes. The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

     7.6. Insurance. The Borrower will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

     7.7. Performance of Obligations. The Borrower will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other material debt instruments to which it is a party or by which it is bound.

     7.8. ERISA. The Borrower and each ERISA Affiliate will (a) at all times make prompt payment of all contributions (i) required under all Pension Plans and (ii) required to meet the minimum funding standard set forth in ERISA with respect to each Plan; (b) promptly upon request, furnish each Lender copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Pension Plans for each Plan Year (as defined in ERISA); (c) notify each Lender immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by any Lender, as to the reason therefor and the action, if any, proposed to be taken in respect thereof; and (d) furnish to any Lender, upon its request, such additional information concerning any of its Plans as may be reasonably requested. The Borrower will not nor will it permit any ERISA Affiliate to (A) terminate a Plan if any such termination would have a Material Adverse Effect or (B) cause or permit to exist any Reportable Event under ERISA or other event or condition which presents a material risk of termination at the request of the PBGC if such termination would have a Material Adverse Effect.

     7.9. Use of Proceeds. The proceeds of the Loans may be used solely (a) to provide credit support for the Borrower's commercial paper program or tax exempt financings, (b) to provide credit support for the SCFC Notes, (c) for working capital for the Borrower and (d) for other general corporate purposes; provided that the proceeds of the Loans may not be used to acquire another Person unless the board of directors (or other comparable body) or stockholders, as appropriate, of such Person has approved such acquisition.

     7.10. Audits/Inspections. Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower's property, including its books and records, its accounts receivable and inventory, the Borrower's facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit each Lender or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower.

     7.11. Indebtedness to Capitalization. The ratio of (a) Indebtedness to (b) Capitalization shall at all times be less than or equal to .65 to 1.0.

                                   SECTION 8

                               NEGATIVE COVENANTS

     The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

     8.1. Nature of Business. The Borrower will not alter the character of its business from that conducted as of the Closing Date.

     8.2. Consolidation and Merger. The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 8.2, the following actions may be taken if after giving effect thereto no Default or Event of Default exists:

     (a) a Subsidiary of the Borrower may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving corporation; and

     (b) the Borrower may merge or consolidate with any other Person (other than one of its Subsidiaries) if either (i) the Borrower shall be the continuing or surviving corporation or (ii) the Borrower shall not be the continuing or surviving corporation and the corporation so continuing or surviving (A) is a corporation organized and duly existing under the law of any state of the United States, (B) has (1) a long term, senior, unsecured, non-credit enhanced debt rating of BBB- or better from S&P and Baa3 or better from Moody's or (2) a commercial paper rating of A-2 or better from S&P and P-2 or better from Moody's and (C) executes and delivers to the Lenders an instrument in form satisfactory to the Required Lenders pursuant to which it expressly assumes the Loans and all of the other obligations of the Borrower under the Credit Documents and procures for each Lender an opinion in form satisfactory to the Required Lenders and from counsel satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request; provided that prior to any such merger or consolidation, the Borrower shall have delivered to each Lender a certificate demonstrating that, upon giving effect to such merger or consolidation on a pro forma basis, the Borrower will be in compliance with Section 7.11.

     8.3. Sale or Lease of Assets. The Borrower will not convey, sell, lease, transfer or otherwise dispose of in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired.

     8.4. Transactions with Affiliates. Except as otherwise required by law, the Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any of its Affiliates other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an Affiliate.

     8.5. Fiscal Year. The Borrower will not change its fiscal year (a) without prior written notification to each Lender or (b) if such change would materially affect the Lenders' ability to read and interpret the financial statements delivered pursuant to Section 7.1 or calculate the financial covenant in Section 7.11.

     8.6. Liens. The Borrower will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness (unless the Loans hereunder are equally and ratably secured with such other Indebtedness) other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof),
(d) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto,
(k) any liens arising in connection with the issuance of Securitized Storm Bonds, (l) any Lien on any property or assets acquired from a corporation or other entity which is merged with or into the Borrower in accordance with
Section 8.2, and is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation or other entity), (m) any Lien on any property or assets existing at the time of acquisition of such property or assets by the Borrower and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets), (n) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (m), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets) and (o) Liens on property, in addition to those otherwise permitted by clauses (a) through (n) above, securing, directly or indirectly, Indebtedness which does not exceed, in the aggregate at any one time outstanding, ten percent (10%) of Net Tangible Assets.

     8.7. Loans from SCFC. During any period in which SCFC's commercial paper rating is lower than A-2 from S&P or lower than P-2 from Moody's, the Borrower shall not receive, contract for or become obligated with respect to any new loans from SCFC evidenced by the SCFC Notes.

                                   SECTION 9

                                EVENTS OF DEFAULT

     9.1. Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

     (a) Payment. The Borrower shall:

          (i) default in the payment when due of any principal of any of the Loans; or

          (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

     (b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

     (c) Covenants. The Borrower shall:

          (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.4, 7.9, 7.11 or 8.1 through 8.7, inclusive; or

          (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(a), (b), (c) or (e) and such default shall continue unremedied for a period of ten Business Days after the earlier of an officer of the Borrower becoming aware of such default or written notice thereof given by any Lender; or

          (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of the Borrower becoming aware of such default or written notice thereof given by any Lender.

     (d) Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby.

     (e) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or a Significant Subsidiary: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or a Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or a Significant Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or a Significant Subsidiary and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or a Significant Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or a Significant Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

     (f) Defaults under Other Agreements. With respect to any Indebtedness (other than the Indebtedness under this Credit Agreement) of the Borrower or a Significant Subsidiary in a principal amount in excess of $25,000,000, (i) the Borrower or such Significant Subsidiary shall (A) default in any payment (interest or principal) (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or (iii) any such Indebtedness matures and remains unpaid.

     (g) Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower or a Significant Subsidiary involving a liability of $25,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 30 days.

     (h) ERISA. (i) The Borrower, or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans which in the aggregate have unfunded liabilities in excess of $100,000,000 (individually and collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group to incur a current payment obligation in excess of $100,000,000.

     (i) Change of Control. The occurrence of any Change of Control.

     9.2. Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders (or the Lenders, if required by Section 10.6) or cured to the satisfaction of the Required Lenders (or the Lenders, if required by Section 10.6), the Required Lenders may take any of the following actions without prejudice to the rights of any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

          (i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated; provided that the Mizuho Revolving Commitment shall only be terminated by Mizuho.

          (ii) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that any Mizuho Loan may only be accelerated by Mizuho.

          (iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

     Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Lenders.

     9.3. Allocation of Payments after Event of Default. Notwithstanding any other provisions of this Credit Agreement, after the exercise of any remedies by the Lenders pursuant to Section 9.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

               FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by any of the Lenders pro rata as set forth below;

               SECOND, to payment of any fees owed to the Lenders, pro rata, as set forth below;

               THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

               FOURTH, to the payment of the outstanding principal amount of the Loans and all other obligations which shall have become due and payable under the Credit Documents, pro rata among the Lenders; and

               FIFTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

     In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied.

                                   SECTION 10

                                  MISCELLANEOUS

     10.1. Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective at the earliest of the following: (a) when hand delivered, (b) when transmitted via telecopy (or other facsimile device) or electronic mail, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 10.1, or at such other address as such party may specify by written notice to the other parties hereto.

     10.2. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Participation Purchaser may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

     10.3. Benefit of Agreement.

     (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than as permitted by Section 8.2, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except
(i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and Participation Purchasers to the extent provided in subsection (d) of this Section) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Borrower or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned; (iii) so long as no Default or Event of Default has occurred and is continuing, any assignment of a Commitment must be approved by the Borrower (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Borrower an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Borrower pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1 through 4.4 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) The Borrower shall maintain at its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participation Purchaser") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participation Purchaser, agree to any amendment, waiver or other modification described in clauses (a) through (g) of Section 10.6 that directly affects such Participation Purchaser. Subject to subsection (e) of this Section, the Borrower agrees that each Participation Purchaser shall be entitled to the benefits of Sections 4.1 through 4.4 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participation Purchaser also shall be entitled to the benefits of
Section 10.2 as though it were a Lender, provided such Participation Purchaser agrees to be subject to Section 3.8 as though it were a Lender.

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

     (e) A Participation Purchaser shall not be entitled to receive any greater payment under Section 4.2 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participation Purchaser, unless the sale of the participation to such Participation Purchaser is made with the Borrower's prior written consent. A Participation Purchaser that would be a "foreign corporation, partnership or trust" within the meaning of the Code if it were a Lender shall not be entitled to the benefits of Section
4.4 unless the Borrower is notified of the participation sold to such Participation Purchaser and such Participation Purchaser agrees, for the benefit of the Borrower, to comply with Section 4.4(d) as though it were a Lender.

     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle managed or sponsored by the Granting Lender or an Affiliate thereof (an "SPC") the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 10.6, (iv) with respect to notices, payments and other matters hereunder, the Borrower and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender and (v) each Granting Lender's obligations under this Credit Agreement shall remain unchanged. Each party hereto agrees that no SPC will be entitled to any rights or benefits except as expressly set forth in this subsection (g). The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Credit Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This subsection (g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

     (h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.3,
(i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

     10.4. No Waiver; Remedies Cumulative. No failure or delay on the part of any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lenders to any other or further action in any circumstances without notice or demand.

     10.5. Payment of Expenses, etc. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of (A) each Lender in connection with the negotiation, preparation, execution, delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein and any amendment, waiver, consent or assignment relating hereto and thereto whether or not entered into including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and (B) the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel of each of the Lenders); and (ii) indemnify the Lenders and their respective Affiliates, directors, officers, employees, counsel, agents, representatives and attorneys-in-fact from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided that the Borrower shall not be responsible for any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified; and provided further that in no event shall the Borrower have any liability with respect to the settlement or compromise of any claim or proceeding effected without its prior written consent nor shall the Borrower be liable for the fees and disbursements of more than one firm of attorneys in connection with the same matter in the same jurisdiction for all Persons indemnified.

     10.6. Amendments, Waivers and Consents. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower, provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby,

     (a) extend the Maturity Date;

     (b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on any Loan or reduce the amount or extend the time of payment of fees owing hereunder;

     (c) reduce or waive or extend the time of payment of the principal amount of any Loan;

     (d) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

     (e) release the Borrower from its obligations under the Credit Documents or consent to the transfer or assignment by the Borrower of such obligations;

     (f) amend, modify or waive any provision of this Section 10.6 or Section 3.6, 3.8, 5.2, 9.1(a), 10.2, 10.3 or 10.5; or

     (g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.

     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

     10.7. Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

     10.8. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

     10.9. Survival of Indemnification and Representations and Warranties. All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, and the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

     10.10. Governing Law. THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     10.11. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN.

     10.12. Time. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

     10.13. Severability. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     10.14. Entirety. This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

     10.15. Confidentiality. Each Lender agrees that it will use its reasonable best efforts to keep confidential and to cause any representative designated under Section 7.10 to keep confidential any non-public information from time to time supplied to it under or in connection with any Credit Document including, without limitation, any such information furnished to such Lender prior to or in connection with its entry into any Credit Document (the "Information"); provided, however, that nothing herein shall affect the disclosure of any such Information to (i) the extent such Lender in good faith believes such disclosure is required by statute, rule, regulation or judicial process, (ii) the extent requested by any regulatory authority having jurisdiction over such Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners) which has been notified of the confidential nature of such Information, (iii) counsel for such Lender or to its accountants, (iv) bank examiners or auditors or comparable Persons, (v) any Affiliate of such Lender,
(vi) any assignee, transferee or participant, or any potential assignee, transferee or participant of all or any portion of such Lender's rights under this Credit Agreement who is notified of the confidential nature of the Information and agrees to be bound by this provision or provisions reasonably comparable hereto, or (vii) any other Person in connection with any litigation to which such Lender is a party; and provided further that such Lender shall have no obligation under this Section 10.15 to the extent any such Information becomes available on a non-confidential basis from a source other than the Borrower or its Subsidiaries or that any Information becomes publicly available other than by a breach of this Section 10.15. Each Lender agrees it will use all confidential Information exclusively for the purpose of evaluating, monitoring, selling, protecting or enforcing its Loans and other rights under the Credit Documents.

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

     10.16. Binding Effect. This Credit Agreement shall become effective when it shall have been executed by the Borrower and the Lenders and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower and the Lenders together with their respective successors and assigns.

     10.17. USA PATRIOT Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

     10.18. Defaulting Lender. Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that (a) any Defaulting Lender shall be entitled to vote on any matters set forth in clause
(d) of Section 10.6 (or the amendment of such clause) or any amendment or modification to this Section 10.18 and (b) all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.



                            [Signature Pages Follow]

                       SIGNATURE PAGE TO CREDIT AGREEMENT
                            MISSISSIPPI POWER COMPANY


     WHEREFORE, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.


                                      BORROWER:

                                      MISSISSIPPI POWER COMPANY,
                                      a Mississippi corporation



                                      By:   /s/Frances Turnage
                                            --------------------------
                                      Name: Frances Turnage
                                      Title:Vice President, Treasurer and CFO

                       SIGNATURE PAGE TO CREDIT AGREEMENT
                            MISSISSIPPI POWER COMPANY


     WHEREFORE, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.


                                      LENDERS:

                                      AMSOUTH BANK


                                      By:      /s/Larry C. Ratzlaff
                                               -----------------------
                                      Name:    Larry C. Ratzlaff
                                      Title:   Senior Vice President


                                      LEHMAN COMMERCIAL PAPER INC.


                                      By:      /s/Janine M. Shugan
                                               -----------------------
                                      Name:    Janine M. Shugan
                                      Title:   Authorized Signatory


                                      MIZUHO CORPORATE BANK, LTD.


                                      By:      /s/Raymond Ventura
                                               -----------------------
                                      Name:    Raymond Ventura
                                      Title:   Deputy General Manager


                                      WACHOVIA BANK, NATIONAL
                                      ASSOCIATION


                                      By:      /s/Lawrence P. Sullivan
                                               -----------------------
                                      Name:    Lawrence P. Sullivan
                                      Title:   Director